2014-11-18, 15:00:48, EST

File insider report – Completed

The transaction has been reported.

Reported transactions for this session.

Insider:	Gress.A	Issuer:	TransGlobe Ener	Security	Common Sha

Transaction Number	2561245
Security designation	Common Shares
Opening balance of securities held	41614
Date of transaction	2014-11-18
Nature of transaction	10-Acquisition or disposition in the public market
Number or value or securities	4000
Acquired
Unit price or exercise price	3.8900	Currency	American Dollar

Closing balance of securities held	45614	Insider’s
		calculated
		balance
Filing date/time	2014-11-18
	13:00:45 EST
General remarks (if necessary to describe the transaction)
Private remarks to securities regulatory authorities